EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2004, relating to the consolidated financial statements of Graftech International Ltd. and subsidiaries appearing in the Annual Report on Form 10-K of Graftech International Ltd. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 22, 2006